Exhibit 10.117

AGENCY AGREEMENT

THIS AGENCY AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2012, by and between UNIQUE TANKERS LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Company” or the “Owners”) and UNIPEC UK COMPANY LIMITED, a U.K. company (“Unipec” or the “Commercial Manager”).

WHEREAS, the Company has been formed for the purpose of establishing and operating a pool (the “Pool”) of tanker vessels (each a “Vessel”) to be employed in the worldwide carriage and/or storage of crude oil, fuel oil or other mutually agreed products.

WHEREAS, the Company wishes to appoint Unipec to act as the exclusive commercial manager of Vessels employed in the Pool and listed on Schedule A (as such Schedule may be adjusted by the Company, from time to time, to give effect to the admission of additional Vessels or the removal of existing Vessels to/from the Pool) (the “Pool Vessels”), including Pool Vessels owned, demise chartered or time chartered by General Maritime Corporation and its affiliates (collectively, the “Genmar Vessels”), in accordance with the terms and conditions of that certain Baltic and International Maritime Council (BIMCO) Standard Ship Management Agreement Code Name: “SHIPMAN 2009”, a copy of which is attached hereto as Exhibit A (the “Management Agreement”), as supplemented by this Agreement, and Unipec wishes to accept such appointment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises and covenants herein set forth, the parties hereto agree as follows:

1.             Appointment. Commencing from the date hereof and unless and until terminated pursuant to the provisions of this Agreement, the Company hereby appoints Unipec to be, and Unipec hereby accepts its appointment by the Company as, the exclusive commercial manager for the Pool Vessels upon and subject to the terms and conditions of this Agreement and the Management Agreement.

2.             Authority; Pool Services. Subject to the restrictions set forth in Section 4, Unipec, acting as an agent for the Company, shall have the obligations and the exclusive authority to perform and conduct, in accordance with the Company’s instructions, all aspect relative to the commercial management and operation of the Pool Vessels with the obligation, right power and authority to do all things which, in its judgment, are necessary, proper or desirable to perform its duties and obligations as commercial manager of the Pool Vessels under this Agreement and the Management Agreement. In connection with the foregoing, and in addition to the obligations under the Management Agreement, the Commercial Manager agrees with the Company to:

(a)                                 market and promote the Pool to third parties, as agreed with the Company;

(b)                                 provide chartering services in accordance with the Management Agreement to the Pool Vessels as to maximize overall Pool earnings; and

(c)                                  acquire, install and utilize a shipping software package from Veson which the Company acknowledge they had have to opportunity to review and hereby confirm that it is acceptable to them and during the term of this Agreement only, grant to the Company and/or its designees access to pool accounts, voyage calculation, charterparties and related data via an online system and shall permit the Company and/or its auditors or other representatives to inspect and verify the records and financial and operational data relating to the Pool (including, without limitation, to verify the performance of any Pool Vessel). For the avoidance of doubt, the rights granted to the Company under this sub-paragraph extend to pool business only and not any other business of the Commercial Manager.

3.             Standard of Performance. Unipec hereby undertakes at all times during its appointment as the Company’s commercial manager to use its best endeavors to perform obligations hereunder and under the Management Agreement punctually, diligently and in accordance with sound commercial practice and to protect and promote the interests of the Company in all matters directly or indirectly relating to all commercial matters contemplated hereunder and under the Management Agreement.

4.             Restrictions on the Commercial Manager. The Commercial Manager shall not, without the prior written consent of the Pool Committee:

(a)                                 agree to any settlement of any claim or litigation;

(b)                                 borrow any money for or on behalf of the Company;

(c)                                  enter into any agreement or arrangement to sub-contract, assign or transfer any of its obligations, duties, powers, discretion and/or rights hereunder or under the Management Agreement to any person or entity save as may be permitted by the Management Agreement;

(d)                                 decide to lay up a Pool Vessel or discontinue employment for more than ten (10) consecutive days excluding storage or waiting for cargo; or

(e)                                  employ a Pool Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Pool Vessel may sail or country whose laws govern the activities of the relevant Pool Vessel or suffer her employment in any trade or business which is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure, confiscation or penalty.

5.             Pool Committee. During the term of this Agreement, Unipec shall have the right to appoint upon written notice to the Company one (1) member of the committee (the “Pool Committee”) referred to in Article IV of the Limited Liability Company Agreement of the Company (attached hereto as Exhibit B) (the “LLC Agreement”).

6.             Agency Fee.

The Company will pay the Commercial Manager in respect of the services performed under this Agreement and the Management Agreement an agency fee (the “Agency Fee”) which shall be:

(a)                                 for Pool Vessel (other than a Genmar Vessel), the fee agreed between the Company and the ship owner which shall not be less than one and one quarter percent (1.25%) of the gross freight, demurrage, deadfreight, miscellaneous revenues and charter hire obtained by each Pool Vessel (other than a Genmar Vessel) managed by the Commercial Manager calculated per fixture; or

(b)                                 For Genmar Vessels:

(i)                                     one and one quarter percent (1.25%) of the gross freight, demurrage, deadfreight, miscellaneous revenues and charter hire obtained by each Genmar Vessel if the Commercial Manager is managing less than twenty-five (25) Genmar Vessels;

(ii)                                  one and one fifteenth percent (1.15%) of the gross freight, demurrage, dead freight, miscellaneous revenues and charter hire obtained by each Genmar Vessel if the Commercial Manager is managing more than twenty-four (24) but less than forty (40) Genmar Vessels; or

(iii)                               one percent (1.00%) of the gross freight, demurrage, dead freight, miscellaneous revenues and charter hire obtained by each Genmar Vessel if the Commercial Manager is managing more than forty (40) Genmar Vessels;

less an amount equal to two hundred U.S. Dollars ($200) per day per Genmar Vessel managed by the Commercial Manager; provided, however, that in no event the Agency Fee payable under this Section 6(b) shall be less than one percent (1.00%) of the gross freight, demurrage, dead freight, miscellaneous revenues and charter hire obtained by each Genmar Vessel.

The sliding Agency Fee structure and mechanism is applicable and basis PER ship type ( Suezmax or VLCC) and the reduction is only relevant to ships in that fleet (i.e. the 1.15% discount would be basis more than 24 VLCC and the reduction would apply for the Genmar VLCCs only.

The Commercial Manager shall invoice the Company in respect of the Agency Fees and any other amounts due quarterly in arrears in respect of all completed voyages. The Company will pay invoices in full, without deduction, set-off or counterclaim to the bank account nominated by the Commercial Manager within ten (10) days of receipt. Late payment will be subject to interest at the rate stated in Part I of the Management Agreement.

The Company shall make all payments to be made by it under this Agreement or the Management Agreement without any deduction or withholding for or on account of tax (“Tax Deduction”), unless a Tax Deduction is required by law.

If a Tax Deduction is required by law, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

All sums payable under this Agreement and Management Agreement which (in whole or part) constitute consideration for any supply for value added tax (“VAT”) purposes are deemed to be exclusive of any VAT or other applicable sales tax, which shall be added to the sum in question. A VAT invoice shall be provided against any payment.

Where the Agreement or Management Agreement requires the Company to reimburse or indemnify the Commercial Manager for any cost or expense, the Company shall reimburse or indemnify (as the case may be) the Commercial Manager for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Commercial Manager reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

7.             Termination.

(a)                                 This Agreement shall terminate upon the earlier of:

(i)                                     termination of all of the Management Agreements; or

(ii)                                  the Commercial Manager or the Company giving to the other not less than ninety (90) days’ prior written notice to terminate this Agreement, but notice not to be given prior to end of 12th months from date of this Agreement.

(b)                                 Except for Sections which are expressly stated in this Agreement to survive the termination of this Agreement, this Agreement shall, effective as at the date of termination pursuant to the provisions of this Section 7, cease to bind the Company and the Commercial Manager.

(c)                                  Upon termination all Vessels are to have fully performed any Existing Commitments (which is defined as any charter in the course of performance of for which an agreement to charter has been entered into as of the date on which notice to terminate has been given). Where any Vessel(s) are subject to Existing Commitments this Agreement and the Management Agreement will not terminate with respect to such Vessel(s) until such Existing Commitments are fully performed.

(d)                                 Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient DISCHARGE port or place. For the avoidance of doubt all costs are for the Owners account.

8.             Competition; Additional Vessels.

(a)                                 The Commercial Manager shall not, without giving the Company first refusal, manage Vessels other than the Pool Vessels contemplated under this Agreement (collectively, “Other Vessels”) and shall not discriminate in favor of the Other Vessels, including, without limitation, (i) shall perform its obligations under this agreement and the Managements Agreements in respect of the Pool Vessels on at least as favorable basis as the Other Vessels and its duties without prejudice or disadvantage to the Pool Vessels and without preference or advantage in favor of the Other Vessels and (ii) it shall ensure that the Pool Vessels are provided with equal opportunity and are not discriminated against vis-à-vis the Other Vessels when the Commercial Manager becomes aware with respect to any potential charters of Vessels. For the avoidance of doubt, nothing in this Agreement or elsewhere shall prevent the Commercial Manager from undertatiag its regular business activities which includes the chartering of vessels from third parties.

(b)                                 The Commercial Manager acknowledges and agrees that it is the intention of the Company to strengthen the marketing power and “critical mass” of the Pool by adding more vessels to the Pool and that accordingly, the Company may from time to time, admit additional vessels to the Pool and substitute new vessels for existing Pool Vessels in the Pool, in each case with the prior consent of the Commercial Manager, or, subject to clause 7(c) withdraw existing Pool Vessels from the Pool.

9.             Liability and Indemnity.

(a)                                 The Commercial Manager shall be under no liability whatsoever to the owners of any Pool Vessel for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Pool Vessel) and howsoever arising in the course of performance of this Agreement UNLESS same is proved to have resulted solely from the gross negligence or wilful default of the Commercial Manager or its employees or agents, or sub-contractors employed by it in connection with the Pool Vessel, in which case (save where loss, damage, delay or expense has resulted from the Commercial Manager’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Commercial Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual Agency Fee in respect of the Pool Vessel in question paid during the previous twelve (12) months.

(b)                                 Except to the extent and solely for the amount therein set out that the Commercial Manager would be liable under clause 9(a), the Company hereby undertake to keep the Commercial Manager and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Commercial Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

10.          Compliance with Laws.

(a)                                 Nothing in the Agreement is intended, and nothing herein should be interpreted or construed, to induce or require either the Company or the Commercial Manager to act or refrain from acting (or agreeing to act or refrain) in any manner which is inconsistent with, penalised or prohibited under any laws, regulations or decrees to which they are subject.

(b)                                 The Company and the Commercial Manager each represent, warrant and undertake to the other that they have at all times, and will continue to comply with all applicable laws, rules, regulations, resolutions, decrees and/or official government orders of the Pool Vessel’s flag states, places where the Pool Vessels trade, the United Kingdom, United States of America, the United Nations and the European Union, and any other jurisdiction to which either is subject, relating to anti-bribery, anti-corruption and anti-money laundering, including without limitation, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. PATRIOT Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act, the Bank Secrecy Act and the USA PATRIOT Act; (ii) the U.K. Anti-Terrorism, Crime and Security Act 2001, the Money Laundering Regulation 1993, the Proceeds of Crime Act 2002 and the U.K. Bribery Act 2010; (iii) the Global Programme against Money-Laundering, Proceeds of Crime and the Financing of Terrorism, Council Directive 2005/60/EC, and Directive 91/308/EEC; and (iv) the applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and have conducted their businesses in compliance with all such applicable laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(c)                                  The Company and the Commercial Manager each represent, warrant and undertake to the other that they have not nor will they in the future, directly or indirectly, take any action that would result in a violation of the anti-bribery or anti-money laundering legislation of any government or jurisdiction to which it is subject, including without limitation, the laws set forth in subsection above; such actions to include, without limitation, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage.

(d)                                 Each party represents and warrants that it is not the subject of sanctions imposed by or under, and the terms of this Agreement will not, directly or indirectly, violate the provisions of (i) any resolutions issued by the United Nations or

European Union with respect to economic transactions entered into by Member States, including, without limitation, any United Nations Security Council Resolutions or European Commission Council Decisions, (ii) the law of the United Kingdom including, without limitation, any sanctions administered or enforced by Her Majesty’s Treasury, or (iii) any United States executive order, law, statute or regulation enacted to prohibit or limit economic transactions with foreign Persons including, without limitation, the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iran Sanctions Act, as amended by, among others, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and the Iran Threat Reduction and Syria Human Rights Act of 2012, and the rules and regulations thereunder, any of the provisions of the Iranian Financial Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 561), or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended).

11.          Law and Jurisdiction.

This Agreement is governed by and shall be construed in accordance with the laws of England without regard to conflicts of laws principles.

Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Section 11.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of fifty thousand U.S. Dollars ($50,000) (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

12.          Confidentiality. Any information furnished pursuant to this Agreement by, or on behalf of, either party hereto, to the other party hereto shell be kept confidential by the recipient and each party hereby agrees not to publish or disclose such information provided always that the provisions of this Section 12 shall not apply:

(a)                                 to any information already known to the recipient otherwise than as a result of entering into this Agreement;

(b)                                 to any information which is or becomes public knowledge otherwise than as a result of the conduct of any party hereto or which is disclosed pursuant to subpoena or other legal process;

(c)                                  to any extent that the recipient is required to disclose the same pursuant to any law or order of any court;

(d)                                 to the disclosure of the same by any party hereto to its legal advisers, consultants and accountants in each case for any purposes connected with this Agreement; or

(e)                                  in the case of the Commercial Manager, to the extent required to enable the
Commercial Manager to discharge its obligations and duties under this Agreement.

The provisions of this Section 12 shall survive the termination of this Agreement.

13.          Notices.

Any notice or other information required or permitted to be given by either party hereto under the provisions of this Agreement shall be addressed as follows:

(a)                                 If to the Company to:

Address:	c/o General Maritime Corp.
299 Park Avenue
2nd Floor
New York, NY 10171
Fax No:	+1 212 763 5603
Attention:	Sean Bradley

(b)                                 If to the Commercial Manager to:

Address:	Lawn House
74 Shepherd’s Bush Green
London W12 8QE
Fax No:	+44 20 8811 8581
Attention:	Matthew Lambert

All such notices shall be sent by prepaid courier or by facsimile transmission and shall be written in the English language.

Any communication or notice to be made or delivered by one party to another pursuant to this Agreement shall:

(i)                                     if sent by facsimile transmission, be deemed to have been received if sent between 9.00 am and 5.00 pm (local time in the place to which it is sent) on a working day in that place, when transmission has been completed or, if sent at any other time, at 9.00 am (local time in the place to which it is sent) on the next working day in that place provided in each case that the party sending the facsimile transmission shall have received a transmission receipt; and

(ii)                                  if sent by courier, be deemed to have been delivered three working days (in the place to which it is sent) after being delivered into the custody of a courier in an envelope addressed to it at its address (determined in accordance with this Section 13),

Either party may change its address for notices at any time by written notice to the other party in accordance with this provision.

14.          Provisions Severable and Paramount.

(a)                                 In the event that in any legal proceedings before a competent tribunal, board or commission, in any jurisdiction, it is determined that any section or part thereof or part of this Agreement is invalid or unenforceable, such section or part thereof or part of this Agreement shall be deemed to be severed from the remainder of this Agreement for purposes only of the legal proceedings in question, and this Agreement shall otherwise remain in full force and effect.

(b)                                 Save in respect of Exhibit A, in the event of any inconsistency or contradiction between this Agreement and any Exhibit, this Agreement shall prevail.

15.          Successors. This Agreement may not be assigned or transferred by any party, in whole or in part, without the prior written consent of the other party, which consent may be granted or withheld at the sole discretion of such party. This Agreement shall be binding upon and ensure to be the benefit of each of the parties and its respective successors, executors, administrators and permitted assigns.

16.          Conflict.  In the event of a conflict between this Agreement and the Management Agreement, this Agreement shall prevail.

17.          Waivers.  Any waiver by either party of any breach of this Agreement by the other party shall only be effective if evidenced by an instrument in writing duly executed by such party and shall not be construed as a continuing waiver of or consent to any subsequent breach of this Agreement by the other party.

18.          Amendments.  No variation of or addition to this Agreement shall have any force and effect unless in writing and signed by each party to this Agreement.

19.          Counterparts.  This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNIQUE TANKERS LLC		UNIPEC UK COMPANY LIMITED

By:	/s/ Sean Bradley	By:	/s/ Zheng Wang
Name: Sean Bradley		Name: Zheng Wang
Title: Director		Title: Deputy GM

Schedule A

POOL VESSELS

Genmar Vessels	Other Pool Vessels
GENMAR ARGUS
GENMAR GEORGE T
GENMAR HOPE
GENMAR HORN
GENMAR KARA G
GENMAR MANIATE
GENMAR ORION
GENMAR PHOENIX
GENMAR SPARTIATE
GENMAR SPYRIDON

GENMAR ATLAS
GENMAR HERCULES
GENMAR POSEIDON
GENMAR ULYSSES
GENMAR VICTORY
GENMAR VISION
GENMAR ZEUS

Exhibit A

MANAGEMENT AGREEMENT

[Attached]

Exhibit B

LLC AGREEMENT

[Attached]